Employee

Exhibit 10.43

CLEAN DIESEL TECHNOLOGIES, INC.

RESTRICTED STOCK UNIT AGREEMENT

Employee

Clean Diesel Technologies, Inc. 2016 omnibus Incentive Plan
Notice Of RESTRICTED STOCK UNIT Grant
You have been granted the following Restricted Stock Units (“RSUs”) for shares of common stock, par value $0.01 per share (“Common Stock”), of Clean Diesel Technologies, Inc. (the “Company”):
Name of Recipient:

Total Number of RSUs:	For shares of Common Stock
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan (a copy of which has been provided to you) and the Restricted Stock Unit Agreement, which is attached hereto, both of which are made a part of this document.

Recipient:	Clean Diesel Technologies, Inc.
By:________________________________ Name:_____________________________	By:________________________________ Its:_____________________________

Employee

CLEAN DIESEL TECHNOLOGIES, INC.
2016 OMNIBUS INCENTIVE PLAN
Restricted Stock Unit Agreement
1.Terms. Unless provided otherwise in the Notice of Restricted Stock Unit Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to Restricted Stock Units (“RSUs”) granted to you under the Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). Your Notice of Grant, these Standard Terms and the 2016 Plan constitute the entire understanding between you and the Company. Capitalized and other terms used herein without definition shall have the meanings ascribed thereto in the 2016 Plan.

2.Vesting of RSUs.

(a)Provided that you continuously provide Service (as defined below) to the Company from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of Common Stock specified on the Notice of Grant with respect to such vesting date, except as otherwise provided in these Standard Terms. If a vesting date falls on a weekend or any other day on which The Nasdaq Stock Market (“NASDAQ”) is not open, affected RSUs shall vest on the next following NASDAQ business day.

(b)RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and these Standard Terms. Upon termination of your Service for any reason, any unvested RSUs (after giving effect to any acceleration of vesting resulting from such termination of Service) will be cancelled.

(c)For the purposes of these Standard Terms, the term “Service” means service to the Company or any of its Subsidiaries as an Employee, Director or Consultant.

3.Conversion into Common Stock.

(a)Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 10 of these Standard Terms and you have completed, signed and returned any documents and taken any additional action that the Committee deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Committee. In no event will the Company be obligated to issue a fractional share.

(b)Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Committee determines that the conversion of an RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

Employee

(c)Notwithstanding anything to the contrary in these Standard Terms or the applicable Notice of Grant, the Committee may reduce your unvested RSUs if you change your employment classification from a full-time employee to a part-time employee.

(d)The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2016 Plan.

4.Change in Control. In the event that your Service is terminated for Good Reason (as defined below) or for reasons other than an act of misconduct (as described in Section 6 below) upon the occurrence of a Change in Control or within three (3) months prior thereto or twelve (12) months thereafter (a “Termination Event”), all unvested RSUs will vest immediately prior to the effective date of such Termination Event. For purposes hereof, “Good Reason” means any of the following (without your express written consent and provided you provide written notice stating in reasonable detail the basis for termination and a thirty (30)-day opportunity to cure to the Company): (i) a material reduction in your responsibilities or duties as such responsibilities or duties exist on the date that is three (3) months prior to the Change in Control, except in the event of a termination for an act of misconduct (as described in Section 6 below), death or disability or your resignation other than for Good Reason; (ii) a reduction of your base salary as it exists on the date that is three (3) months prior to the Change in Control unless such reduction (x) is in connection with concurrent and proportional reductions in the salaries of other employees of the Company, which reductions have been approved by the Board, and (y) reduce your base salary to no less than 80% of your base salary immediately before such reduction; or (iii) any relocation by the Company of your place of employment that would increase your one-way commute to the place of employment by more than fifty (50) miles when compared to your commute immediately prior to the relocation.

5.Leaves of Absence. For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law. To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Committee or an executive officer of the Company or Subsidiary for whom you provide Service.

6.Suspension or Termination of RSUs for Misconduct. If at any time the Committee reasonably believes that you have committed an act of misconduct as described in this Section 6, the Committee may suspend the vesting of your RSUs pending a determination of whether an act of misconduct has been committed. If the Committee determines that you have committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if you make an unauthorized disclosure of any Company trade secret or confidential information, engage in any conduct constituting unfair competition, induce any customer to breach a contract with the Company or induce any principal for whom the Company acts as agent to terminate such agency relationship, all RSUs not vested as of the date the Committee was notified that you may have committed an act of misconduct shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

7.Termination of Service.

(a)Except as expressly provided otherwise in these Standard Terms, if your Service terminates for any reason, whether voluntarily or involuntarily, other than on account of death or Disablement (defined below), all unvested RSUs shall be cancelled on the date of Service termination, regardless of whether such Service termination is voluntary or involuntary.

Employee

(b)For purposes of this Section 7, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-engaged by the Company or a Subsidiary on a basis that would make you eligible for future RSU grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service. Further, your provision of service as an employee, director or consultant to any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party shall be considered Service for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as providing Service for purposes of this provision.

8.Death. If you die while you are a Service provider, your RSUs will become one hundred percent (100%) vested.

9.Disability.

(a)Except as expressly provided otherwise in these Standard Terms, if your Service terminates as a result of Disablement, your RSUs will become one hundred percent (100%) vested upon the later of the date of termination of your Service due to your Disablement or the date of determination of your Disablement.

(b)For purposes of these Standard Terms, “Disablement” means your inability to perform the essential duties, responsibilities and functions of your position with the Company or a Subsidiary for a continuous period of one hundred eighty (180) days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify you for benefits under the terms of that plan or as determined by the Committee to the extent that no such plan is then in effect. You shall cooperate in all respects with the Company if a question arises as to whether you have become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or such other health care specialist to discuss your condition with the Company).

10.Tax Withholding.

(a)To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of vesting of an RSU and, if applicable, any sale of shares of Common Stock. The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon vesting of the RSUs, or to the extent permitted by the Committee, by tendering shares of Common Stock previously acquired.

(b)You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Committee or the Company takes or any transaction pursuant to this Section 10 with respect to any tax withholding obligations that arise in connection with your RSUs. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your RSUs or the subsequent sale of any of the shares of Common Stock underlying your RSUs that vest. The Company does not commit and is under no obligation to administer the Plan in a manner that reduces or eliminates your tax liability.

Employee

11.Transferability; Rights as a Stockholder.

(a)Unless otherwise provided by the Committee, each RSU shall be transferable only:
(i)pursuant to your will or upon your death to your beneficiaries;
(ii)by gift to your Immediate Family (defined below), corporations whose only shareholders are you or members of your Immediate Family, partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family;
(iii)by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets; or
(iv)for charitable donations;
provided that such permitted assignee shall be bound by and subject to all of the terms and conditions of the Notice of Grant, these Standard Terms and the 2016 Plan relating to the transferred RSUs and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided, further, that you shall remain bound by the terms and conditions of the Notice of Grant, these Standard Terms and the 2016 Plan.
(b)For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings. Any purported assignment, transfer or encumbrance that does not qualify under Section 11(a) above shall be void and unenforceable against the Company. Any RSU transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution. The transferability of RSUs is subject to any applicable laws of your country of residence or employment.

(c)You will have the rights of a stockholder only after shares of Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms. RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs shall remain terminable pursuant to these Standard Terms at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your Service relationship with the Company.

12.Disputes. Any question concerning the interpretation of these Standard Terms, your Notice of Grant, the RSUs or the 2016 Plan, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant, the RSUs or the 2016 Plan shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding unless determined pursuant to Section 14(g) to have been arbitrary and capricious.

13.Amendments. The 2016 Plan and RSUs may be amended or altered by the Committee to the extent provided in the 2016 Plan.

14.Other Matters.

(a)Any prior agreements, commitments or negotiations concerning the RSUs are superseded by these Standard Terms and your Notice of Grant. You hereby acknowledge that a copy of the 2016 Plan has been made available to you. The grant of RSUs to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create

Employee

an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount.

(b)RSUs are not part of your Service contract (if any, unless otherwise specified therein), your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)Notwithstanding any other provision of these Standard Terms, if any changes in the financial or tax accounting rules applicable to the RSUs covered by these Standard Terms shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of the Company, the Committee may, in its sole discretion, modify these Standard Terms or cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.

(d)Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(e)Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2016 Plan to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 14(e) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(f)Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2016 Plan to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to the RSUs constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”). In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 14(f). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to the RSUs and shall pay you in the future such amounts as become due pursuant to the RSUs. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should

Employee

not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this Section 14(f) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(g)Because these Standard Terms relate to terms and conditions under which you may be issued shares of Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h)Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.

(i)Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to you at the address set forth in the records of the Company. Notice shall be addressed to the Company at:

Clean Diesel Technologies, Inc.
1621 Fiske Place Oxnard, California Attention: Compensation and Nominating Committee